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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 5 )1

               Cambridge Technology Partners (Massachusetts), Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                   132524 10 9
                                 (CUSIP Number)

                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[    ]        Rule 13d-1(b)

[    ]        Rule 13d-1(c)

[ x  ]        Rule 13d-1(d)


1          The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 132524 10 9


1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Safeguard Scientifics, Inc. 23-1609753

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)      [ X ]
                                                                  (b)      [   ]
3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

     5.       SOLE VOTING POWER                                   0

     6.       SHARED VOTING POWER                                 8,597,389

     7.       SOLE DISPOSITIVE POWER                              0

     8.       SHARED DISPOSITIVE POWER                            8,597,389


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     8,597,389

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [  ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.7%

12.  TYPE OF REPORTING PERSON*

     CO


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CUSIP NO. 132524 10 9


1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Safeguard Scientifics (Delaware), Inc. 51-0291171

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)      [ X ]
                                                                  (b)      [   ]
3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

     5.       SOLE VOTING POWER                                   0

     6.       SHARED VOTING POWER                                 8,597,389

     7.       SOLE DISPOSITIVE POWER                              0

     8.       SHARED DISPOSITIVE POWER                            8,597,389

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     8,597,389

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.7%

12.  TYPE OF REPORTING PERSON*

     CO


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Item 1 (a)            NAME OF ISSUER:

Cambridge Technology Partners (Massachusetts), Inc.

Item 1 (b)            ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                      ------------------------------------------------

304 Vassar Street
Cambridge, MA  02139

Item 2 (a)            NAME OF PERSON FILING:
                      ----------------------

(1)           Safeguard Scientifics, Inc.
(2)           Safeguard Scientifics (Delaware), Inc.

Item 2 (b)            ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                      -------------------------------------

(1)           800 The Safeguard Building
              435 Devon Park Drive
              Wayne, PA 19087-1945

(2)           103 Springer Building
              3411 Silverside Road
              Wilmington, DE 19803

Item 2 (c)            CITIZENSHIP:

(1)           Pennsylvania
(2)           Delaware

Item 2 (d)            TITLE OF CLASS OF SECURITIES:
                      -----------------------------

Common Stock, $.01 par value per share

Item 2 (e)            CUSIP NUMBER:

132524 10 9

Item 3            IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b),
                  OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A :

                           (a)      [ ]     Broker or dealer registered under
                                            Section 15 of the Exchange Act;

                           (b)      [ ]     Bank as defined in Section 3(a)(6)
                                            of the Exchange Act;

                           (c)      [ ]     Insurance Company as defined in
                                            Section 3(a)(19) of the Exchange
                                            Act;

                           (d)      [ ]     Investment Company registered under
                                            Section 8 of the Investment Company
                                            Act of 1940;

                           (e)      [ ]     An investment adviser in accordance
                                            with Rule 13d-1(b)(1)(ii)(F);


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                           (f)      [ ]     An employee benefit plan or
                                            endowment fund in accordance with
                                            Rule 13d-1(b)(1)(ii)(F);

                           (g)      [ ]     A parent holding company or control
                                            person in accordance with Rule
                                            13d-1(b)(ii)(G);

                           (h)      [ ]     A savings association as defined
                                            in Section 3(b) of the Federal
                                            Deposit Insurance Act;

                           (i)      [ ]     A church plan that is excluded
                                            from the definition of an investment
                                            company under Section 3(c)(14) of
                                            the Investment Company Act;

                           (j)      [ ]     Group, in accordance with Rule
                                            13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [    ]

Not applicable

Item 4                OWNERSHIP:

(a)           Amount Beneficially Owned:

              8,597,389 shares of common stock

 (b)          Percent of Class:

              14.7%

(c)           Number of shares as to which such person has:

         (i)      sole power to vote or to direct the vote:

                  0

         (ii)     shared power to vote or to direct the vote:

                  8,597,389

         (iii)    sole power to dispose or to direct the disposition of:


                  0

         (iv)     shared power to dispose or to direct the disposition of:

                  8,597,389

Item 5                OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                      --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]


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Item 6                OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                      -------------------------------------------------
                      ANOTHER PERSON:
                      --------------

Not applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Safeguard Scientifics (Delaware), Inc., a Delaware corporation, is a wholly owned subsidiary of Safeguard Scientifics, Inc.

Item 8                IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                      ---------------------------------------------------------

Safeguard Scientifics (Delaware), Inc. and Safeguard Scientifics, Inc. are members of a group for purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934.

Item 9                NOTICE OF DISSOLUTION OF GROUP:
                      ------------------------------

Not applicable.

Item 10       CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. In executing this statement, the undersigned agrees, to the extent required by Rule 13d-1(f), that this statement is being filed on behalf on each of the Reporting Persons herein.

                                        SAFEGUARD SCIENTIFICS, INC.

                                        By:      /S/ JAMES A. OUNSWORTH
                                           -------------------------------------
                                                 James A. Ounsworth
                                                 Sr. Vice President and
                                                 General Counsel
Dated: February 12, 1999

                                        SAFEGUARD SCIENTIFICS (DELAWARE), INC.

                                        By:      /S/ JAMES A. OUNSWORTH
                                           -------------------------------------
                                                 James A. Ounsworth
                                                 Vice President
Dated:  February 12, 1999